Exhibit (a)(1)(iv)

REDBACK NETWORKS INC.

Offer for All Outstanding

5% Convertible Subordinated Notes due April 1, 2007 (CUSIP# 757209AB7)

in Exchange for Shares of Common Stock

Pursuant to the Exchange Offer described in the

Prospectus/Disclosure Statement dated October 1, 2003

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 30, 2003, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH DATE, AS IT MAY BE EXTENDED, THE “TENDER EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE TENDER EXPIRATION DATE.

    October 2, 2003

To Brokers, Dealers, Banks,

Trust Companies and other Nominees:

Redback Networks Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in the enclosed Prospectus/Disclosure Statement, dated October 1, 2003 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal” which, together with the Prospectus, constitute the “Exchange Offer”), to exchange an aggregate of up to 47,500,000 shares of its common stock, par value $0.0001 per share, for up to $467,500,000 aggregate principal amount of its 5% Convertible Subordinated Notes due 2007 (the “Notes”) and related accrued interest.

We are requesting that you contact your clients for whom you hold Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, or who hold Notes registered in their own names, we are enclosing the following documents:

1. The Prospectus;

2. A Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding; and

3. A printed form of letter, including instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Also enclosed is a Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the exchange agent prior to the Tender Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.

Any inquiries you may have with respect to the Exchange Offer should be addressed to The Altman Group, Inc., the information agent and the exchange agent for the Exchange Offer, at their address and telephone number set forth on the back cover of the enclosed Prospectus. Additional copies of the enclosed materials may be obtained from The Altman Group.

Very truly yours,

Redback Networks Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE EXCHANGE AGENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.